Exhibit 99.2

SEPTEMBER 06, 2016 / 09:00PM GMT, SIGM - Q2 2017 Sigma Designs Inc Earnings Call

CORPORATE PARTICIPANTS

 Ken Lowe Sigma Designs, Inc. - VP Strategic Marketing

 Thinh Tran Sigma Designs, Inc. - CEO

 Elias Nader Sigma Designs, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Gary Mobley Benchmark Capital - Analyst

 Quinn Bolton Needham & Company - Analyst

 Hamed Khorsand BWS Financial - Analyst

 Tristan Gerra Robert W. Baird & Co. - Analyst

 Richard Shannon Craig-Hallum - Analyst

PRESENTATION

Operator

Good day, and welcome to the Sigma Designs Incorporated conference call to review the financial results for second quarter of fiscal 2017. Today's conference is being recorded. At this time, I would like to turn the conference over to Ken Lowe, Vice President Strategic Marketing. Please go ahead, sir.

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

Thank you. Welcome to Sigma Designs' conference call to discuss financial results for our second quarter of fiscal 2017. I'm Ken Lowe, Sigma's Vice President of Strategic Marketing. With me today are Thinh Tran, Sigma's CEO, and Elias Nader, Sigma's CFO.

The press release containing the quarter results was released after the market closed today. If you did not receive the results, the release is available on the investor section of our website. Today's agenda will include my introduction, an executive overview by Thinh, and the financial summary and forward guidance by Elias. We'll then open up the call to questions from analysts. And we expect to conclude the call within one hour.

Before we begin, I'd like to remind everybody that today's call contains forward-looking information, including guidance we provide about future revenue, gross margin, and other financial measures and anticipated trends in our target markets. We caution you that the forward-looking information we present today is based on our current beliefs, assumptions and expectations, and speak only as of today's date and involve risks and uncertainties that could cause actual results to differ materially from our current expectation. Other risk factors that may affect our business and future results are detailed from time to time in Sigma's SEC reports, including Sigma's quarterly report on form 10-Q as filed with the SEC. A partial list of these important risk factors are set forth at the end of today's earnings press release. Sigma undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.

In addition, during today's call we will be reporting certain financial information on a non-GAAP basis, which is described in more detail in our earnings press release along with a detailed reconciliation of our GAAP to non-GAAP result. With that, I'll turn the call over to Thinh.

Thinh Tran - Sigma Designs, Inc. - CEO

Thank you, Ken. I would like to start by thanking all of you for joining us today and for your continued interest in Sigma. I'm pleased to report $61.3 million in revenue for the second quarter, up 14% sequentially and consistent with our prior guidance. Our revenue growth was led by robust demand in our Connected Smart TV Platform business, with manufactures placing orders earlier in the year to secure seasonal sales advantage for the upcoming Black Friday promotion.

Our IoT Device revenue was softer than expected, but we believe this period of sluggish demand is consistent with the rest of the IoT business. We also delivered strong gross margin this quarter, a clear result of our focus on driving product cost reductions. Combining solid margin and continued controlled operating expense, we delivered strong non-GAAP net income for the quarter.

I would like now to discuss the detailed status and outlook for each of our two core business. In Connected Smart TV Platform family, let's start with our Smart Connected TV Platform family. The segment contribute nearly $52 million in revenue in Q2, with the growth coming primarily from our Smart TV SoC along with higher than expected sales in media connectivity.

As we have indicated, we have doubled the number of TV SKU for this year. This drove our revenue growth as more of these products enter volume production.

The overall trend for the connected smart TV platform business is positive, which has been supported by the following growth drivers. Our 4KTV SoC with leading-edge features such as universal HDR, refined picture quality, and the broadest selection of name-brand software available, such as Roku and Google, are enabling us to differentiate ourselves from the competition and gain market share.

We are providing increased number of chips for Vizio UHD television set through shipment to TPV, Foxconn, Wistron and Amtran. This is a position that afforded us ongoing growth, as ultra-high definition takes over the US market and becomes a larger portion of Vizio revenues.

We are providing increased shipment of SoC for the growing Roku-based television sets through shipment to brands such as TCL, Hisense, Sharp, Hitachi, Insignia and Haier. This had been a successful franchise for Roku and continues to create strong opportunities for Sigma moving forward. This is in addition to the Roku streaming box and initial ramp-up for Roku separate box for the European market.

To further strengthen our position for next year we just announced our SX8, the world's first single-chip UHD TV SoC with integrate frame rate converter. The SX8 will deliver improved picture quality and audio performance while providing the smaller size and competitive cost to meet the needs of new generation of Smart TV. The SX8 product featuring the highest level integration was demonstrated at the IFA show last week, with volume deliveries starting in the first quarter of FY18.

Moving over to our set-top box segment, this market is quickly moving to IP streaming device in HDMI stick form factors, necessitating very low-power operation. Combining traditional and new small form factors device, there is a large and growing market for all form IP streaming box and a highly integrated SoC that powers them.

And last week we announced a collaboration agreement with Telechips to join and develop and market SoCs into the emerging IP streaming set-top box market. We see this developing market as an opportunity to combine our mutual strengths into single product family offering an industry-leading combination of performance, power and value.

Sigma, a longtime leader in IPTV set-top box SoC market, is providing foundational technology in 4KTV video processing with full HDR support, carrier-class IP streaming with fault resiliency, and Linux midldleware porting. Telechips is providing state-of-the-art SoC implementation with ultra-low power and at low cost, and complete Android porting.

We are already demonstrating the first SoC from this collaboration. We will be sampling within 30 days and entering production by year end. The bottom line of this collaboration is that we expect to address a new application and grow an additional revenue stream from this activity. In parallel with this collaboration, we will continue to market our existing set-top box solution into customer account where we have significant opportunity.

Finally for media connectivity, our HPNA demand remained stable. For G.hn, our service provider are now competing for evaluation and strategies for the next-generation solutions. As a result we have just won our first North American telco account in addition to the European account we indicated in the prior quarter. We expect the initial shipment to begin early next year. As a result of our market position and these new initiative, we remain confident that our strength in the Connected Smart TV Platform family will turn in an equally strong third quarter followed by a seasonal dip in the fourth quarter.

Now let's turn to our IoT Device. This segment contributed $9.5 million revenue this quarter, slightly lower than last quarter. As we have indicated, following a period of aggressive growth last year, the market has pulled back into a period of sluggish demand.

We're enter a phase where the current lack of customer demand is the gating factor for product adoption. Fortunately, we are well aligned with the industry leaders that are in the best position to stimulate demand, which we believe in turn should drive further adoption and penetration.

Our Z-Wave line continues to lead in the segment that are fueling the existing smartphone demand. As we have said many times, we continue to lead the security provider sector as well as the telco sector, with design wins around the world. And we believe we will have the leading retail solutions once Apple HomeKit and similar consumer initiative become widely promoted.

Many carriers are expected to launch Z-Wave-based service this year in America and Europe. Some of these deployment will include placing Z-Wave in every gateway product offered by these carriers. In the Asian region, adoption is moving fast in Korea and more slowly in China and Japan.

We continue to anticipate a new segment of demand to follow the launch of our new two-way UL security sensors at the end of year. We also continue to anticipate that retail market will see a ramp beginning sometime in 2017, as broad consumer initiatives are launched tied to strong consumer promotion and improved ease of use.

In an effort to drive additional adoption of Z-Wave, we just announced Z-Wave Open Specification. This involves a release of the Z-Wave interoperability layer as well as relevant API specification. The public release of Z-Wave access layer is expected to enhance smartphone interoperability by consolidating all devices around the broadly used Z-Wave protocol, further propelling Z-Wave to become the single dominant IoT communication standard for the smartphone.

We're also very excited about our new mobile IoT technology and the broad customer opportunities we are engage in. We expect initial product to be sampled in the market later this year, currently expect revenue contribution to start next fiscal year.

We obviously believe very strongly in the future of IoT, our combination of technologies, and our ability to achieve substantial market share in this new market. In Q3 we expect to see our IoT revenue begin to climb again, driven by many of the initiative I just discussed.

In summary, we are executing on our strategies which are intended to build long-term momentum for each of our core business along with product cost reduction measures to strengthen the gross margin and profitability.

Now I will pass the call to Elias to cover the financial results and forward guidance. Elias?

Elias Nader - Sigma Designs, Inc. - CFO

Thank you, Thinh. Good afternoon, everyone. We are pleased with our financial performance for the second quarter of fiscal 2017. With 14% sequential revenue growth and gross margins approaching 50%, we generated a significant improvement in both operating and net income compared with the prior quarter.

Turning to our income statement. Net revenue for the second quarter of fiscal 2017 was $61.3 million, up $7.5 million, or 14%, from $53.8 million reported in the previous quarter and up $3 million, or 5.2% from $58.3 million reported in the same period in fiscal 2016.

Within our net revenue, the Connected Smart TV Platform, which includes our Smart TV media connectivity and set-top box businesses, was $51.7 million. This represents an increase of $8 million from the prior quarter and up $6.4 million from the same quarter last year. For some additional color. We generated a strong sequential gain in our Smart TV revenue as expected, with new products ramping and seasonal trends coming into play. We also saw slight improvement for our set-top box and media connectivity businesses.

Revenue from our IoT Devices business was $9.5 million. This was down slightly from $9.9 million last quarter and $13 million in the same quarter a year ago. We expect our IoT revenue will increase starting in our third quarter.

Now moving on to the other items on the income statement and balance sheet. Gross margins. GAAP gross margins in the second quarter of fiscal 2017 was 48.2%. This compares with a GAAP gross margin of 44.6% in the previous quarter and 48.9% for the same period in fiscal 2016.

Non-GAAP gross margin was 49.9%. This compares with a non-GAAP gross margin of 46.6% in the previous quarter and 50.5% for the same period in fiscal 2016. Our focus on driving product cost reductions along with improving yields drove the solid improvement in our gross margin.

We now expect gross margin to be in the range of 47% to 50% based on the expected revenue mix. As we drive greater volume and continue to address our cost controls, our next-generation products will have a more efficient cost structure that will enhance our gross margins.

As far as GAAP operating expenses, in the second quarter they were $29.9 million compared to $30 million in the previous quarter and $27.3 million for the same period in fiscal 2016. Non-GAAP operating expenses were $27.2 million compared to $27.5 million in the previous quarter and $24.1 million for the same period in fiscal 2016. The increase from the same quarter last year was mainly due to operating expenses associated with our mobile IoT business that we acquired in November 2015.

GAAP operating loss in the second quarter of FY17 was $300,000 compared with an operating loss of $6 million in the previous quarter and operating income of $1.2 million for the same period in fiscal 2016. Non-GAAP operating income in the second quarter of fiscal 2017 was $3.4 million compared with an operating loss of $2.5 million in the previous quarter and operating income of $5.2 million for the same period in fiscal 2016.

GAAP net loss for the second quarter of fiscal 2017 was $1.7 million, or $0.05 per share. This compares with a net loss of $8.1 million, or $0.22 per share in the previous quarter, and net income of $300,000, or $0.01 per diluted share for the same period in fiscal 2016.

Non-GAAP net income for the second quarter of fiscal 2017 was $2.6 million, or $0.07 per diluted share. This compares with a net loss of $4.2 million, or $0.12 per share in the previous quarter, and net income of $4.5 million, or $0.12 per diluted share for the same period in fiscal 2016. Please refer to our press release for a more detailed reconciliation of our GAAP to non-GAAP performance.

From our balance sheet, cash, cash equivalence, restricted cash and marketable securities totaled $74 million at the end of the second quarter compared with $65.5 million at the end of the previous quarter. The addition of $8.5 million in cash was primarily due to operating activities of $7.6 million in the second quarter and a $2.2 million reimbursement of costs related to an agreement with a foundry. Working capital was $97.8 million at the end of the second quarter, an increase of $3.4 million from the end of the prior quarter.

Net accounts receivable was $45.9 million at the end of the second quarter, an increase of $7.7 million when compared with $38.2 million in the previous quarter and an increase of $7.5 million compared with $38.5 million in the same quarter last year.

The average days sales outstanding for our receivables for the second quarter was 68 days, which represents an increase of approximately 3 days compared with the previous quarter and an increase of approximately 8 days compared with the same quarter last year. Net inventory was $21.5 million at the end of this quarter compared with $24.3 million in the previous quarter and $30.7 million at the end of the same quarter a year ago. This brings our inventory turns for the quarter to 5.6 on an annualized basis, up from 4.8 in the previous quarter and up from 3.6 in the same quarter a year ago.

Accounts payable was $23.1 million at the end of this quarter compared to $23.6 million in the previous quarter and $27.4 million at the end of the same quarter a year ago. Accrued liabilities was $21.4 million at the end of the quarter compared with $15.6 million in the previous quarter and $15.1 million at the end of the same quarter a year ago. The increase over last quarter and Q2 last year resulted from the timing of payments for a new design tools and IP acquired to support new product development.

This concludes my review of the second-quarter financial results. I will now cover our guidance for the third quarter of fiscal 2017.

Now moving to our guidance. As we have discussed, we expect revenue to increase in Q3 compared with Q2, with specifics as follows. In the Connected Smart TV Platform, we expect revenues to be in line with Q2. In IoT Devices we expect revenues to increase.

Moving onto our formal guidance for the third quarter, we currently expect the following. Total revenues to be in the range of $62 million to $65 million, non-GAAP gross margins to be in the range of 47% to 50%, non-GAAP operating expenses to be under $28 million. Based on the midpoint of the guidance ranges I have provided, we should again be profitable on a non-GAAP basis next quarter.

That concludes my prepared remarks. At this time, we would like to open up the call for Q&A.

 QUESTION AND ANSWER

Operator

(Operator Instructions)

Gary Mobley, Benchmark.

Gary Mobley - Benchmark Capital - Analyst

Hi, guys. Good afternoon. Thanks for taking the question.

Elias Nader - Sigma Designs, Inc. - CFO

 Hey, Gary.

Gary Mobley - Benchmark Capital - Analyst

I want to start with a question about mix and contribution to gross margin with the Smart TV, and I guess connected segment growing as a percentage of revenue in just reported July quarter. I guess it's counterintuitive that gross margin increased 330 basis points sequentially. So I'm just hoping you can delve into it and provide a little more detail into the mix within the mix with respect to TV? Did you have perhaps a large chunk of FRC revenue, or anything related to that mix shift within TV?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

So I can handle part of this question. The mix changes not only between Smart TV platforms, but also IoT. Within each one of those, it has changed as well. So within the Smart TV we did have an increase in the media connectivity. And we did obviously have increases in the TV space as well, which accounted for the majority of growth in there. And secondly we had some substantial improvements in our product costs. So our yields improved, our wafer costs improved, our testing time improved. So we've got a number of standing initiatives to improve costs on an ongoing basis. And a lot of that kicked in in the second quarter. So the combination of the mix and the cost reductions is what drove the 330 point increase.

Gary Mobley - Benchmark Capital - Analyst

Okay. And I guess, Ken, you are probably the right person to ask this question to, but could you speak to how much AT&T and the U-verse platform contributes to total revenue, both on the HPNA connectivity front and the set-top box SoC front? And what you see there in terms of impact of AT&T's buy of Direct TV? And I have a follow-up.

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

Sure. AT&T has always been a solid customer of ours. But we have continued to lessen our dependence on them over time. To the extent that right now set-top box is a very, very minor portion accrues to AT&T. And on the HPNA side, it still accounts for a good chunk of the HPNA shipments, but not nearly what it did at one time. So in aggregate these things are -- the impact to our revenue from AT&T is down to a very small percentages at this point in time.

Gary Mobley - Benchmark Capital - Analyst

Okay. I guess based on your revenue guide for Q3 and some of your qualitative commentary, you're calculating that you are expecting somewhere between a 15% to 20% sequential improvement in IoT revenue. Is all that increase sequential improvement to revenue a function of some of the international expansion, or is part of it a function of some of the two-way sensors coming on?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

Yes. We're not hitting stride with the two-way sensors yet. That's still in the trial stage. So this is all going to be due to organic Z-Wave growth in the IoT space. And it's mainly new rollouts that are feeding it and a re-strengthening of some of the accounts we have had for years.

Gary Mobley - Benchmark Capital - Analyst

Okay. All right, that's it for me. I will hop in the queue. Thanks, guys.

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

Thanks.

Operator

(Operator Instructions)

Quinn Bolton, Needham & Company.

 Quinn Bolton - Needham & Company - Analyst

Hi, guys. Congratulations on the nice margin performance. Wanted to follow up first on Gary's last question about the IoT business. If I heard you right, the Connected Smart TV business will be flat. So all of the growth sequentially, sounds like it's coming out of IoT. And if that's the case, it looks like you might have as much as $4 million of growth in IoT in the October quarter coming from the Z-Wave business. Want to just make sure I heard you right. And if that is the case, with that kind of growth in October, do you guys still think you'll be able to grow that IoT business on a year over year basis fiscal 2017 versus fiscal 2016?

 Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

It's going to be very close. We're not projecting, as per the comments that Thinh made, we're not projecting the robustness this year in the IoT. The overall market has been a challenge for most people in IoT in this last six months. We are seeing the growth in Z-Wave. It's got a solid position. And we're seeing -- everybody is still following their plans for the year. But no, we're not projecting that this is going to turn into some sort of a knee of the curve trend, if you will.

Quinn Bolton - Needham & Company - Analyst

Okay. And can you just give us a quick update, Ken, on any Z-Wave devices that are announced for -- that are HomeKit compatible, given that we'll be having the HomeKit launch over the next couple of weeks?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

We're not hitting up on a huge number of new devices. What we're trying to strengthen is the attach rate. We're running programs in cooperation with people to try to increase the amount of automatic attachments that go with these gateways, trying to help service providers and device manufacturers ensure that there's more of an automatic adoption when somebody goes with a smart home package. Some of the service providers do that already. Some of them just wait for people to start ordering. That's been our focus, really, and to build to gain designs in new areas.

Like we've said, we've invested in the new smart -- the UL sensor area with two-way sensors. We are adding new manufactures to that space. So we initially were working with one guy. Now we're spreading it out and we have a second guy that we are working with. And we hope to expand that as well. So we're adding in categories of devices that should pay dividends. We are not just trying to go from 1,500 to 1,600 devices that don't pay the bills. We want to focus on revenue growth.

Quinn Bolton - Needham & Company - Analyst

Okay, great. And just wanted to shift over to the two recent announcements I think you made last week. First on the Telechips announcement, can you talk to us about how the revenue will be recognized from the sale of those jointly developed chips? Will you guys be splitting geographies, or is it going to be more of a licensing model from one party to the other? Just walk us through how that might impact the income statement as you start to shift those chips in production.

Elias Nader - Sigma Designs, Inc. - CFO

Hi, Quinn. It's Elias. We are going to recognize them on a net basis. So we'll be recording revenue without COGS. Basically this joint collaboration just was signed on the 1st, announced at IFA just recently. And the product itself within 30 days will be demo'ed and ready for shipment. We're hoping that basically when you look at it, it's like a joint collaboration, means both parties will split the cost of the development together. Both parties will split the expenses together. The expenses, just to be very clear, are not that drastic in the initial stages, mainly because the OpEx is, we're taking on some additional responsibilities within our team. They are doing the same. But for certain things such as creating an office structure and a warehouse structure, that takes some investment. But it's still not going to be that high. That's why I guided OpEx to still be stable at under $28 million for Sigma.

Quinn Bolton - Needham & Company - Analyst

Perhaps a clarification. Will it end up being a single chip design that both Telechips and Sigma have contributed to, or is it more a reference platform that takes existing Sigma chips and existing Telechips products and merges those onto a reference design?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

No. It's absolutely a new single chip SoC that we are developing jointly. We have spent years and years developing IP that is related to the set-top box area, and there's a lot of value in that. And at the same time there's been a lot of strides made in the industry in low power. Telechips was in a position, because of the market they were serving, they had invested quite a bit into new low-power architectures and also low cost. So we are finding it to be a very advantageous partnership where we go ahead and provide joint development for a new -- a whole new range of chips that will be very low-power, very low cost but benefit from all the technologies that Sigma has developed along the years for IP set-top boxes.

Quinn Bolton - Needham & Company - Analyst

Great. Thanks, Ken. And just the last one for me. You mentioned a new SX8 TB SIC with the integrated frame rate converter, I know in the past you guys had talked about the premium segment of the market having both the SoC and the FRC. Wondering if the new SX8 targets that premium segment, or is it really more intended to drive that FRC penetration into the mainstream, and perhaps represents an opportunity for you guys to lift ASPs or margins in that mainstream segment of the TV market? Thanks.

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

As we move ahead, we want to take advantage of every one of the strengths we have. So as people recognize the benefits of the FRC, but really didn't want to pay the full premium for it, we took the route exactly as you are saying. We're integrating it together. It sets the stage for a premium offering right now. And then as you know, of course, a year from now that will continue to move down. We will get more cost effective with it. Chip geometries continue to move down. So everything you integrate asymptotically approaches almost nothing in cost. So our strategy is to continue to integrate in strength all the stuff that we can put into a TV chip to give us an advantage. So this is the first step toward that road map.

Quinn Bolton - Needham & Company - Analyst

Great Thank you.

Operator

Hamed Khorsand, BWS Financial.

Hamed Khorsand - BWS Financial - Analyst

Hi. First off, can you talk about what kind of timeline you have with Vizio, how far out you're integrated with them as far as models go?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

We can talk about the fact that we are engaged for locking in next year's models. We are fully locked for this year. This is a process they go through every year, determining what their mix is and determining what manufacturers they will use in their mix. And this is just like last year. It's a repeat process. And we are working with them to plan out which SKUs the Sigma chips will go in. So it's next year planning that we are discussing at this time frame.

Hamed Khorsand - BWS Financial - Analyst

So maybe this question is more targeted towards Thinh, is what does Vizio getting acquired do to the relationship Sigma has?

Thinh Tran - Sigma Designs, Inc. - CEO

I don't think we had a chance to discuss it very much with the management. Nothing going to be changing in quite a while. Actually they're given opportunity to even grow our business within the new combination of Vizio and LeEco. So I think overall it's very positive development for us.

Hamed Khorsand - BWS Financial - Analyst

Okay. And another question on the TV side. Are you seeing anything from pricing standpoint as far as decline because there's inventories out there? There's been tremendous amount of promotions out there on TV models.

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

I think overall in the market we see the normal very competitive nature to the market. It's a very aggressive market. But there's nothing unusual going on right now. The market is moving upscale with the 4K. And so, as is normal, as it becomes more and more a part of the mainstream, people want to be able to have 4K models that don't cost that much more than HD. That puts pressure at that point, but then there is new features coming into the 4K that bolster the upper end. It's a balancing act. And there's nothing really that is new to the dynamic particularly right now.

Hamed Khorsand - BWS Financial - Analyst

Okay. And my last question's here, IoT. Last quarter on the call you had been suggesting that there would be a slight increase and you, all throughout the year, you have been very bullish on IoT and saying about the second half being a growth driver for it. Last quarter I think I remember you guys were talking about a $5 million sequential increase from Q2 to Q3. Now you are pulling back, saying it's going to be a $4 million increase sequentially. And Q2 you had a slight downtick. So what's going on there? Why is it that people are adopting, but you guys aren't winning anything?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

There's been a compound affect there that as we gain so many new telcos in our range that we are adopting Z-Wave, they all had initiated plans to roll out. As they initiated plans to rollout, it also had the effect of driving the build rate up of some of the devices that expected to be attached to them. So it drove gateway volumes up and it drove -- gateway projections up and it drove device -- attached device projections up. Then as we came into the rollout, number one, as they rolled out many of them didn't have an automatic attachment because they went with a gateway-only strategy. And some of them had some delays in their rollout timing. The result of both of those dynamics was that it caused a little bit of a softness in the market for us. So instead of seeing these overwhelming growths, we are seeing more modest growths. That said, we definitely see growth in the next couple of quarters in Z-Wave. It's not as if though there's a change to the direction of the curve, it's just the magnitude of that direction.

Hamed Khorsand - BWS Financial - Analyst

I guess what I'm trying to ask you is, what can you give us to make us believe in this promise that there is going to be growth? None of it has materialized yet. Even a slight increase hasn't materialized.

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

Understood. And I guess the one thing that we believe in as we look at this enormous list of adoption by all the service providers, and we're continually in contact with them. We know the ones that are rolling out, the ones that have delayed. Just purely based on the numbers game, numbers of people involved there, there is growth in there. And we're also looking at a backlog to date right now that supports that projection. So we have backlog at levels that are much higher than they were last quarter at the same percentage through the quarter. So all indicators are pointing the same direction.

Hamed Khorsand - BWS Financial - Analyst

Okay. All right. Thank you.

Operator

Tristan Gerra, Baird.

Tristan Gerra - Robert W. Baird & Co. - Analyst

Hi, guys. Good afternoon. I hope you can hear me okay. Quick questions on the TV. Should we expect normal seasonality in the TV business in the second half of this calendar year? Or is there any softening related to the fact that (inaudible) OpEx, and that potentially has a bit of an impact, negative impact, on units for a couple of quarters?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

The seasonality should be in the range of normal. Last year it was an exaggerated range on the high side. So I think this year it will be more toward the average type normal, 10% to 15%, as opposed to last year it was much more dramatic.

Tristan Gerra - Robert W. Baird & Co. - Analyst

Okay. So no real slowdown, at least qualitative to prior years, outside of the seasonal trend for last year. And then if we look at the IoT business, could you remind us, if we look at the key US-based customers such as AT&T and ADT and those guys, what is the percentage of this combined large customers of your entire IoT business? Is it fair to assume that those guys are kind of flattish year over year and therefore the growth that you need on a year-over-year basis for your IoT business has to come from [new] customers?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

It's a matrix. We have lots and lots of adopters. We really have so many customers that we're not dominated by one or two big guys in IoT. ADT is the biggest of the security guys, but there very substantial volumes going on with many of the other guys. Same thing, AT&T just incrementally adds some volume.

Our focus is dual, that we want to capture worldwide presence. So we want to get into every home in the world that we can through all these telcos. But the big battle is to get the attach rate up, to go to average of three, four, five, six devices per home. That's really where the big gain is. And that's where the whole UL sensor trend comes in toward the end of this year. That's going to be a new vein of growth for us. And it will be additive, or multiplicative I should say, to the installs that we have.

Tristan Gerra - Robert W. Baird & Co. - Analyst

Okay. And last question. Could you give us an update on the adoption of HDR in TV, and do you expect this to be more of a catalyst next year?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

Yes it's widespread right now. Everybody that we're working with right now for 4K is moving on, is designing TVs that are HDR-enabled. The only battle that is existing right now is not whether to use HDR with 4K, it's which specific version of it. In that sense HDR-10 has taken a good number of people because of the fact that is the lowest cost. HLG seems to be getting more popular. Dolby is there for a lot of the people that want the premium, and Dolby's going to continue to promote it.

What we have done is we have mitigated the risk of making that decision. We have gone with universal HDR. So the TV manufacturers we deal with, unlike the other chips, they don't have to choose. They can go with any one of these because they can go with our chip and they are covered for all the standards. That's the strongest position we can offer them.

Tristan Gerra - Robert W. Baird & Co. - Analyst

Great. That's useful. Thank you.

Operator

(Operator Instructions)

Richard Shannon, Craig-Hallum.

Richard Shannon - Craig-Hallum - Analyst

Hi, guys. Thanks for taking my questions as well.

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

Hello, Richard.

Richard Shannon - Craig-Hallum - Analyst

Hi guys. Maybe I'll start with a question on Z-Wave. Maybe following on a couple of the past ones here. I think people are wondering when we're going to start to see some good growth here on a year-on-year basis. I came up with slightly different math here, what's implied here in the quarter. It seems like it's a fair amount below your best quarter of early part of last year, I think a little about $13 million. I guess maybe the way I'll ask this question is, when do you see your IoT revenues, and I guess I should ask as specific as Z-Wave and not adding with mobile IoT but just with Z-Wave, what's the path by which we get above your previous all-time high that was hit last year?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

We don't like to throw too much color on quarters beyond what we are guiding, but we don't see it that far out. In other words, as we get towards the end of this year our run rate should be right in that range, just to give you kind of a general curve shaping. But that's about as tight as we would like to say.

Richard Shannon - Craig-Hallum - Analyst

Okay, that's fair. Just want to get a general sense of what you're thinking there. So that's helpful. Maybe a question on TV side here. Obviously you've done a great job with Vizio and they're really centered on your product developments. And we have been hoping to see some new sizable customers come in, especially as you have done very well with 4K and enabled Dolby Vision and other versions of HDR. Ken, can you spec out for us the timeframes and the process by which we see some kind of Tier 1s or maybe top 10 TV customers to add to your customer list that we can hear about?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

That was a huge focus of ours a couple of years ago, that we had to get major new TV manufacturers because there was no other way that we could see at that time to grow. And since then we realized there were two other ways that were very leveraged for us to growth. One of which was to continue growing the amount of penetration we have in our current TV manufacturers, Vizio and some of the others, which we have done very, very well at and are continuing to do well. And the second way was to go ahead and leverage these franchises we've got when we port the operating systems from people like Roku and Google Cast into our TVs. This gives us a lot of leverage and we can go out and work with OEMs that want to take that to the market at any level. In many cases these OEMs will work with smaller brand manufacturers, they will work with store brands. We get a lot of leverage through them.

The benefit that we have is that we're operating in our comfort zone. When you engage with some of these ultra-large TV manufacturers Samsung, LG, even some of the Japanese that are -- the margin structure, the business model changes so dramatically that it's not necessarily an advantage. You get volume, but you sacrifice a tremendous amount to do so. We are not backing away from approaching that. But we would like to -- we'd like the game the come to us. We would like to be able to have a reasoned basis by which we engage with these guys. So I think we still have a chance of breaking into some of the Japanese guys a little stronger than we have been. But we're not in as much of a dire focus on that area.

Richard Shannon - Craig-Hallum - Analyst

Okay, that's helpful perspective, Ken. Thank you for that. Last question. Just very quickly on your mobile IoT business. Just want to make sure I heard correctly that you are expecting to sample later this year and revenues sometime next year. Is that what I heard correctly?

Elias Nader - Sigma Designs, Inc. - CFO

Correct, yes.

Richard Shannon - Craig-Hallum - Analyst

Can you give us a sense of what kind of timeframe within the year, first half/second half? How many customers you expect to roll out in, at least in the early stages?

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

Right now the plan of record is first half of next year that we are sampling with multiple people and rolling out with one. And that's the plan of record. And we can't control what happens with them, or their progress. But that certainly is the plan of record.

Richard Shannon - Craig-Hallum - Analyst

Okay. That's fair enough. That's all my questions, guys. Thank you very much.

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

Thank you.

Operator

That concludes today's question-and-answer session. At this time I'd like to turn the conference back to Mr. Ken Lowe for any additional remarks.

Ken Lowe - Sigma Designs, Inc. - VP Strategic Marketing

Thank you. I'd like to thank all of you who joined us today. We look forward to speaking with you again when we report our third-quarter financial results in early December.

Operator

This does conclude today's conference. Thank you for your participation. You may now disconnect.